EXHIBIT 23.1


Consent of Independent Registered Public Accounting Firm



We consent to the incorporation by reference in Registration Statement (No. 333-105576) on Form S-8 of Williams Industries, Incorporated of our report dated October 19, 2007, relating to the consolidated financial statements and financial statement schedule of Williams Industries, Incorporated (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the uncertainty of Williams Industries, Incorporated's ability to continue as a going concern); appearing in this Annual Report on Form 10-K of Williams Industries, Incorporated for the year ended July 31, 2007.

/s/ McGladrey & Pullen, LLP
Vienna, Virginia
October 19, 2007